EXHIBIT 10.8
EMPLOYMENT AGREEMENT
     This Employment Agreement (hereinafter referred to as “Agreement”) dated as of April 15, 2008 but effective as of January 1, 2010 (the “Effective Date”), by and between Vicor Technologies, Inc. (hereinafter referred to as the “Company”) and Daniel N. Weiss, M.D., F.A.C.C. whose mailing address is 6454 Brava Way, Boca Raton, FL 33433(hereinafter referred to as “Executive”).
     WHEREAS, the Company desires to secure the services of the Executive upon the terms and conditions hereinafter set forth: and
     WHEREAS, the Executive desires to render services to the Company upon the terms and conditions hereinafter set forth.
     NOW, THEREFORE, the parties mutually agree as follows:
1. Employment. The Company hereby employs Executive and the Executive hereby accepts such employment as Chief Medical Officer, subject to the terms and conditions set forth in this Agreement.
2. Duties. The Executive shall serve as the Chief Medical Officer of the Company as set forth in Section 1 above. During the term of this Agreement, Executive shall devote all of his business time to the performance of his duties hereunder unless otherwise authorized by the Chief Executive. Business time, for the purposes of this Employment Agreement, shall mean, as a minimum, the hours of 9:00AM — 5:30PM Eastern Time recognizing the intention of the Executive to reside in Israel and commute to the United States. The Executive shall report directly to the Chief Executive Officer.
3. Term of Employment.
     (a) The term of the Executive’s employment shall be for a period of thirty-six (36) months commencing on the date hereof, subject to earlier termination by the Company pursuant to Section 6 hereof (the “Term”)
4. Compensation of Executive.
     a. Base Salary. The Company shall pay to Executive a base salary (the “Base Salary”) of $180,000 Dollars per annum, less such deductions as shall be required to be withheld by applicable law and regulations. Employee’s Base will be adjusted upward on each anniversary of the Effective Date (or more frequently, at the Company’s discretion) by a percentage equal to not less than the higher of the increase in the consumer price index for the preceding year or the increase in the core rate of inflation for the preceding year, each as reported by the United Sates government, to reflect cost of living increases.

     b. Other Benefits. Employee will be entitled to participate in such incentive plans, bonus plans and other benefits as are offered from time to time by the Company to its executive level employees, including medical coverage or reimbursement therefore for the Employee and his family and an extended disability insurance plan, each at the Company’s cost, including any right to receive any stock options. Employee will also be entitled to participate in any other benefits that the Company may maintain from time to time for all employees, provided that Employee meets the respective eligibility requirements.
     c. Expense Reimbursement. The Company agrees to reimburse Employee for all reasonable expenses incurred by him in the discharge of his duties hereunder. The Employee agrees to maintain records of such expenses in such form as the Company may request and make such records available to the Company as and when requested.
     d. Taxes. All sums payable to the Employee hereunder shall be subject to all federal, state and municipal laws or governmental regulations now or hereafter in existence requiring the withholding, deduction, or payment therefrom of sums for income or other taxes payable by or for or assessable against the Employee.
     e. Vacation. The Employee may take a maximum of four (4) weeks vacation during each twelve (12) month period during the Term at times to be reasonably determined by mutual agreement between the Company and Employee. Employee shall be entitled to carryover up to one (1) week per year of unused vacation to future periods.
5. Inability to Perform Job Duties. If Employee becomes unable to substantially perform his employment duties pursuant to this Agreement due to mental or physical incapacity (a “Disability”), the Company shall continue his compensation under this Agreement at one-half of his regular rate during the first three months of such Disability. Thereafter no compensation shall be payable until such time as Employee becomes able to resume his job duties for the Company, except to the extent any amounts are payable pursuant to any Company-maintained disability insurance. In the event that Employee is Disabled for a cumulative period of greater than six (6) months within any span of twelve (12) months, this Agreement and Employee’s employment may be terminated by the Company. For purposes of this Agreement, Disability shall be determined by a medical doctor who is mutually agreeable to the Company and the Employee; in the event that Company and Employee cannot agree on a medical doctor, then each of Company and Employee shall select a medical doctor, and the selected medical doctors shall select a third medical doctor who shall individually determine whether Disability exists pursuant to this Section. Following a termination of this Agreement by Company pursuant to this Section 5, Company shall pay to Employee all accrued compensation and benefits and all normal post-termination benefits available under any of Company’s retirement plan, insurance programs or other benefit plans.
6. Termination By Company For Cause. The Company may terminate this Agreement, and Employee’s employment “for cause” at any time. As used herein, “for cause” shall mean any one of the following:
     a. The death of the Employee; or

     b. The Employee has a guardian of his person or estate appointed by a court of competent jurisdiction; or
     c. The Employee is Disabled for a cumulative period of greater than six (6) months in any twelve (12) month period; or
     d. The conviction of the Employee of a felony or of any crime involving moral turpitude (but excluding any offenses involving operation of a motor vehicle); or
     e. The misuse, misappropriation or embezzlement of Company funds or property by Employee, as determined by a court of competent jurisdiction; or
     f. Any willful gross neglect or willful gross misconduct of Employee resulting in material economic harm to the Company; provided that the Company shall give Employee thirty (30) days’ written notice thereof during which thirty (30) day period Employee may cure same; or
     g. The habitual and sustained use of alcohol or drugs by Employee which interferes with the performance of Employee’s duties for the Company.
     h. The violation of Company written policy.
     In the event the Company terminates Employee’s employment for cause, Employee’s right to continued payment of salary and other compensation shall automatically terminate and be forfeited, and the Company shall pay to Employee all compensation and benefits accrued through the date of termination. In addition, Employee shall be entitled to any post-termination benefits to which Employee would otherwise be entitled under any retirement plans, insurance programs or other benefit plans.
7. Termination By Employee Without Cause. Employee may terminate this Agreement and his employment with the Company without cause upon thirty (30) days prior written notice to the Company. Employee may be required to perform his job duties and will be paid his regular compensation up to the date of the termination. At the option of the Company, the Company may require Employee to immediately terminate employment upon receiving said thirty (30) days’ notice from Employee of the termination of this Agreement. In such event, the Company will pay to Employee an amount equal to thirty (30) calendar days of his Base.
8. Termination by the Company Without Cause or by the Employee for Good Reason.
     a. The Employee may resign (and thereby terminate his employment under this Agreement) at any time for Good Reason (as defined below), upon not less than thirty (30) days’ prior written notice to the Company specifying in reasonable detail the reason therefor, provided, however, that if the reason for resignation for Good Reason is susceptible of a cure, the Company shall have a period of thirty (30) days after such written notice to effect a cure. For purposes of this Agreement, “Good Reason” shall mean (a) any material failure by the Company to comply with any material obligation imposed by this Agreement (including the failure of a successor to the Company to assume this Agreement or any purported termination hereof which is not in compliance with any applicable notice provisions hereof); (b) a reduction of Employee’s

Base or a material reduction in the Employee’s title, position, duties or responsibilities; (c) the Employee’s assignment to an office of the Company located more than fifty (50) miles from the Company’s current Boca Raton, Florida office; or (d) the Company’s creation of working conditions that a reasonable person in the Employee’s position would consider unreasonable or intolerable, as determined by the Compensation Committee. The Company may terminate the employment of Employee without cause and the Employee may terminate the Agreement with Good Reason, in each case, at any time upon 30 days’ prior written notice, provided that in either such event the Company shall be obligated to pay Employee, in a lump sum within fifteen (15) days of the date of termination of employment, an amount equal to 100% of the sum of (a) Employee’s then current Base, and (b) any bonuses paid to Employee during the 12 month period preceding the date of such termination. In addition, the Company shall maintain the Employee’s health insurance, life insurance and disability insurance at its expense on the same terms and conditions as existed during the Employee’s employment for the unexpired Term of this Agreement; provided, that such benefits will not be continued in the event that Employee obtains similar benefits in connection with any future employment. Moreover, in such event, Employee shall be entitled to receive all other customary post-termination benefits under the Company’s retirement plans, insurance programs, and other benefit plans, and Employee shall be entitled to acceleration of any vesting under any long-term incentive plans, including the vesting of any unvested stock options or stock warrants.
9. Agreement Not to Use or Disclose Confidential or Proprietary Information. During the term of this Agreement and a period of two (2) years thereafter, Employee promises and agrees that he will not disclose or utilize any confidential or proprietary information acquired during the course of service with the Company and/or its related business entities, Employee shall not divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any confidential or proprietary information pertaining to the business of the Company. Any confidential or proprietary information or data now or hereafter acquired by Employee with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company’s financial condition, prospects, technology, customers, suppliers, methods of doing business and promotion of the Company’s products and services) shall be deemed a valuable, special and unique asset of the Company that is received by Employee in confidence and as a fiduciary. For purposes of this Agreement “confidential or proprietary information” means information disclosed to Employee as a consequence of or through his/her employment by the Company (including information conceived, originated, discovered or developed by Employee) prior to or after the date hereof and not generally known or in the public domain, about the Company or its business. This Section 12 is effective regardless of the reason for the termination of the Agreement and regardless of whether the Agreement is terminated by the Employee, the Company or by its own terms. This restrictive covenant may be assigned to and enforced by any of the Company’s assignees or successors.
10. Covenant Not to Compete.
          (a) Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary. The parties confirm that it is reasonably necessary for the protection of Company that Executive agree, and accordingly, Executive does hereby agree, that he shall not, directly or indirectly, at any time during the term of the Agreement and the “Restricted Period” (as defined in Section 10(e) below):
               (i) except as provided in Subsection (d) below, be engaged in the research, development/creation, marketing, sale or distribution of pharmaceutical and/or medical products that compete directly or indirectly with the Company’s products or proposed products, or provide technical assistance, advice or counseling regarding such competing products in any state in the United States, either on his own behalf or as an officer, director, stockholder, partner, consultant, associate, employee, owner, agent, creditor, independent contractor, or co-venturer of any third party; or
               (ii) employ or engage, or cause or authorize, directly or indirectly, to be employed or engaged, for or on behalf of himself or any third party, any employee or agent of Company or any affiliate thereof in a manner which directly or indirectly competes with the Company.
          (b) Executive hereby agrees that he will not, directly or indirectly, for or on behalf of himself or any third party, at any time during the term of the Agreement and during the Restricted Period solicit any customers of the Company or any affiliate thereof in a manner which directly or indirectly competes with the Company.
          (c) If any of the restrictions contained in this Section 10 shall be deemed to be unenforceable by reason of the extent, duration or geographical scope thereof, or otherwise, then the court making such determination shall have the right to reduce such extent, duration, geographical scope, or other provisions hereof, and in its reduced form this Section shall then be enforceable in the manner contemplated hereby.
          (d) This Section 10 shall not be construed to prevent Executive from owning, directly or indirectly, in the aggregate, an amount less than or equal to one percent (I%) of the issued and outstanding voting securities of any class of any company that directly or indirectly competes with the Company whose voting capital stock is traded on a national securities exchange or on the over-the-counter market other than securities of the Company. Furthermore, this Section 9 shall not be construed to prevent Executive from owning, directly or indirectly, any number of issued and outstanding voting securities of any company that does not directly or indirectly compete with the Company.
          (e) The term “Restricted Period,” as used in this Section 10, shall mean the period of Executive’s actual employment hereunder plus a period of twelve (12) months thereafter.
          (f) The provisions of this Section 10 shall survive the end of the Term as provided in Section 10(e) hereof.
11. Executive Conceptions and Developments. The Company shall own all Intellectual Property Rights (as defined below) in and to, and, for the duration of such Intellectual Property Rights have the exclusive rights to the commercial exploitation with respect to, all Conceptions and Developments (as defined below) made individually or jointly by Executive during the period while employed at Employer (the “Covered Period”). Any Intellectual Property Rights as to which Executive was an inventor, author or assignee, whether patentable or not, shall be presumed to have been originally made during the Covered Period and subject to Employer’s ownership. For purposes hereof, the term “Conceptions and Developments” means all creative, expressive, branding or technological conceptions, discoveries and developments related to the business of the Company and the development of the Company’s products of any nature, including, without limitation, conceptions for products and process, inventions, designs, writings, graphics, animations and other works of authorship, specifications, drawings, methods, formulas and branding proposals, and any implementations, improvements, derivative works or modifications thereof and without regard to whether are patentable or copyrightable, and the term “Intellectual Property Rights” means all U.S. and foreign patents, copyrights, trademarks, service marks, tradenames, corporate names, trade secrets, rights of publicity and similar rights (including without limitation and all common law rights), domain names and all rights of priority under international conventions to make application with respect thereto. All Conceptions and Developments arising during the Covered Period are referred to as the “Covered Conceptions and Developments”. In addition to any previous assignments, Executive assigns to the Company all Intellectual Rights included the Covered Conceptions and Developments without regard to their being patentable or copyrightable. All works of authorship included in the Covered Conceptions and Developments that are eligible for protection under the Copyright Act shall be deemed “works made for hire” to the extent they may qualify as such under17 U.S.C. Section 101, and otherwise the copyright therein shall be assigned by Executive to the Company at the time such works were made. All Covered Conceptions and Developments, whether or not patentable, shall be promptly disclosed to the Company in writing and shall be held in confidence by the Executive and treated as “Confidential Information”, until such time as the Company, in its sole determination, shall elect to make the subject matter thereof publicly known. Executive agrees that, at the expense of the Company, he will, without additional compensation, take any such further action, including the rendering of all lawful testimony and assistance; and the execution and delivery to such instruments as the Company may require from time to time, to perfect, effectuate, register, record or enforce the Company’s rights or interests in any of the Covered Conceptions and Developments. Executive hereby irrevocably appoints the Company to be Executive attorney-in-fact to act in Executive’s name, place and stead to do and execute any such act or instrument for the purpose of this Section. The Company shall be under no liability to account to Executive for any revenue or profit derived or resulting from the use, exploitation or licensing of any of the covered Conceptions or Developments subject in this Section.
12. Agreement Not to Use or Disclose Trade Secrets. During the term of this Agreement and a period of five (5) years thereafter, Employee promises and agrees that he will not disclose or utilize any trade secrets acquired during the course of service with the Company and/or its related business entities. As used herein, “trade secret” refers to the whole or any portion or phase of any formula, pattern, device, combination of devices, or compilation of information which is for use, or is used, in the operation of the Company’s business and which provides the Company an advantage, or an opportunity to obtain an advantage, over those who do not know or use it. “Trade secret” also includes any scientific, technical, or commercial information, including any design, list of suppliers, list of customers, as well as pricing information or methodology, contractual arrangements with vendors or suppliers, business development plans or activities, or Company financial information. This Section 11 is effective regardless of the reason for the termination of the Agreement and regardless of whether the Agreement is terminated by the Employee, the Company or by its own terms. This restrictive covenant may be assigned to and enforced by any of the Company’s assignees or successors.
13. Agreement Not To Hire Company Employees. If Employee leaves the employ of the Company or terminates this Agreement, Employee promises and agrees that, during the two (2) years following his departure from the Company, Employee will not, without the express written permission of the Company, directly or indirectly employ as a consultant or employee any person who is employed as a consultant or employee of the Company at the time of Employee’s termination, or any person who was an employee or consultant of the Company during the six months preceding Employee’s termination; provided, however this Section 13 shall not apply in the event that Employee is terminated without cause by the Company or the Employee terminates this Agreement with Good Reason. This restrictive covenant may be assigned to and enforced by any of the Company’s assignees or successors.
14. Injunctive Relief. In recognition of the unique services to be performed by Employee and the possibility that any violation by Employee of Section 10, Section 11, Section 12 or Section 13 of this Agreement may cause irreparable or indeterminate damage or injury to Company, Employee expressly stipulates and agrees that the Company shall be entitled, upon ten (10) days written notice to Employee, to obtain an injunction from any court of competent jurisdiction restraining any violation or threatened violation of this Agreement. Such right to an injunction shall be in addition to, and not in limitation of, any other rights or remedies the Company may have for damages.
15. Judicial Modification of Agreement. The Company and Employee specifically agree that a court of competent jurisdiction (or an arbitrator, as appropriate) may modify or amend Section 10, Section 11, Section 12 or Section 13 of this Agreement if absolutely necessary to conform with relevant law or binding judicial decisions in effect at the time the Company seeks to enforce any or all of said provisions.
16. Resolution of Disputes by Arbitration. Any claim or controversy that arises out of or relates to Employee’s employment, this Agreement, or the breach of this Agreement, will be resolved by arbitration in Palm Beach County in accordance with the rules of the American Arbitration Association. Judgment upon the award rendered by the arbitrator may be entered in any court possessing jurisdiction over arbitration awards. This Section shall not limit or restrict the Company’s right to obtain injunctive relief for violations of Section 10, Section 11, Section 12 or Section 13 of this Agreement directly from a court under Section 14 of this Agreement.

17. Miscellaneous.
     a. Costs and Expenses. Each party hereto agrees to pay its own costs and expenses incurred in negotiating this Agreement and consummating the transactions described herein. In the event either party is required to seek legal counsel to enforce the terms and provisions of this Agreement, the prevailing party in any action (including arbitration) shall be entitled to recover attorneys fees and costs (including on appeal).
     b. Choice of Law. This Agreement will be interpreted, construed and enforced in accordance with the laws of the State of Florida and the proper jurisdiction and venue shall be the Circuit Court in Palm Beach County, Florida.
     c. Construction. The parties hereto and their respective legal counsel participated in the preparation of this Agreement; therefore, this Agreement shall be construed neither against nor in favor of any of the parties hereto, but rather in accordance with the fair meaning thereof.
     d. Effect of Waiver. The failure of any party at any time or times to require performance of any provision of this Agreement will in no manner affect the right to enforce the same. The waiver by any party of any breach of any provision of this Agreement will not be construed to be a waiver by any such party of any succeeding breach of that provision or a waiver by such party of any breach of any other provision.
     e. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument.
     f. Entire Agreement. This Agreement sets forth the entire agreement between the parties, and supersedes any prior agreements or understanding between the Company and Employee. This Agreement may be amended only in writing, signed by both parties.
     g. Severability. If any provision of this Agreement is held invalid for any reason, such invalidity shall not affect the enforceability of the remainder of this Agreement.
     h. Notices. Any notices required or permitted or given pursuant to this Agreement to the Company or Employee shall be in writing and shall be deemed given upon delivery in person or three (3) days after deposit of same in the U.S. certified mail or registered mail, return receipt requested, first class postage and registration fees prepaid, to the addresses listed below. The parties hereto shall notify each other whenever their addresses shall change during the Term.
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     IN WITNESS WHEREOF, the parties have executed this Employment Agreement on the date set forth below.

	Company	Employee

By:	/s/ David H. Fater	/s/ Daniel N. Weiss

	David H. Fater, Chief Executive Officer	Daniel N. Weiss, M.D., F.A.C.C.

	Date: January 1, 2010	Date: January 1, 2010

	2300 NW Corporate Blvd; Suite 123	6454 Brava Way
	Boca Raton, FL 33431	Boca Raton, FL 33433

	(Address for Notices)	(Address for Notices)

	/s/ Kate Brothers	/s/ Kate Brothers

	Witness	Witness